November 15, 2013 Liberty Radio, LLC c/o Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Attention: General Counsel Dear Sir or Madam: Reference is made to the Investment Agreement (the “Investment Agreement”), dated as of February 17, 2009 between Sirius XM Radio Inc. (“Sirius”) and Liberty Radio, LLC (“Liberty Radio”). Sirius proposes to reorganize its corporate structure (the “Reorganization”) whereby Sirius would become a direct, wholly-owned subsidiary of Sirius XM Holdings Inc., a newly formed Delaware corporation (“Holdings”), pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”) and pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Sirius, Holdings and Sirius XM Merger Sub Inc., a Delaware corporation (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub would merge with and into Sirius (the “Merger”) with Sirius being the surviving entity. Pursuant to the Merger Agreement, upon consummation of the Merger, (i) each issued and outstanding share of common stock, par value $0.001 per share, of Sirius (“Sirius Common Stock”), other than any Sirius Common Stock held in treasury, will be cancelled and extinguished and converted automatically into the right to receive one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of Holdings (“Holdings Common Stock”) and (ii) each share of Sirius Common Stock held in treasury will be cancelled and extinguished. Immediately following the effective time of the Merger (the “Effective Time”), the designations, rights, powers and preferences, and qualifications, limitations and restrictions, of the Holdings Common Stock will be, in each case, identical with those of the Sirius Common Stock immediately prior to the Effective Time. In connection with the Reorganization: 1. Assignment. Sirius hereby assigns to Holdings all of its rights and obligations under the Investment Agreement, effective as of the Effective Time. 2. Assumption. Holdings hereby assumes all of the rights and obligations of Sirius under the Investment Agreement, and agrees to abide by and perform all the terms, covenants and conditions of Sirius under the Investment Agreement, effective as of the Effective Time. 3. Representation. Holdings represents and warrants to Liberty Radio that (i) prior to the date of this letter agreement, the Board of Directors of Holdings has duly adopted a resolution approving, among other things, the acquisition by Liberty Radio and the other Exempt Persons (as defined in Exhibit C to the Investment Agreement) of shares of Holdings Common Stock for purposes of Section 203 of the Delaware General Corporation Law, which resolution is in substantially the form of the resolution attached as Exhibit C to the Investment Agreement

2 (with changes therein reasonably necessary to reflect the terms of the Reorganization) and (ii) prior to the Effective Time Holdings will not have approved, implemented or taken any action in furtherance of the adoption or implementation of any Anti-Takeover Provision (as defined in the Investment Agreement) with respect to Holdings or any of the other actions prohibited pursuant to Section 3.2(b) of the Investment Agreement. 4. Amendment of Certain Terms. (a) As of the Effective Time, and in accordance with Section 5.3 of the Investment Agreement, the Investment Agreement will be deemed amended to the extent reasonably necessary to reflect the terms of the Reorganization, including, without limitation, amending the term “Company” to mean Holdings rather than Sirius and “Common Stock” to mean Holdings Common Stock rather than Sirius Common Stock, in each case for all purposes thereof. (b) The parties also acknowledge that the Shelf Registration Statement (as defined in the Investment Agreement) was not filed on the dates specified in Section 4.7(a)(1) of the Investment Agreement pursuant to agreement of the parties and that in lieu thereof, the parties agree that such a Shelf Registration Statement will be filed promptly upon the written request of Liberty Radio and that the timing and performance of the Company’s obligations related thereto will be appropriately adjusted consistent with the foregoing. 5. Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of New York. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceeds arising out of or relating to this letter agreement and the transactions contemplated hereby. 6. Further Actions. Each of the parties hereto hereby agrees to take such further actions as may be reasonably necessary to give effect to the transactions contemplated hereby. 7. Severability. If any provision of this letter agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality or unenforceability of the remaining provisions shall not be affected or impaired thereby. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this letter agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent. 8. Entire Agreement. This letter agreement and the Investment Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof. This letter agreement will not be assignable except as provided herein (any attempted assignment in contravention hereof being null and void), and except that this letter agreement may be assigned by Liberty Radio to any Liberty Party (as defined in the Investment Agreement) that executes and delivers to Holdings a written agreement to be bound by, and entitled to the benefit of, this letter agreement, and upon any such assignment and assumption, all references in this letter agreement to Liberty Radio shall be deemed to refer to such Liberty Party.

3 9. Amendments. This letter agreement may not be modified or amended except by a writing executed by the parties hereto. 10. Counterparts. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original. 11. Investment Agreement. Other than as specifically set forth herein, all other terms and conditions of the Investment Agreement shall remain unaffected by the terms of this letter agreement, and shall remain in full force and effect. [Remainder of page intentionally left blank.]

[Signature Page to Investment Agreement Assumption] Sincerely, SIRIUS XM RADIO INC. By: /s/ Patrick L. Donnelly____________________ Patrick L. Donnelly Executive Vice President, General Counsel and Secretary SIRIUS XM HOLDINGS INC. By: /s/ Patrick L. Donnelly____________________ Patrick L. Donnelly Secretary Acknowledged and agreed to by: LIBERTY RADIO, LLC By: /s/ Craig Troyer_________________ Name: Craig Troyer Title: Vice President Date: November 15, 2013